NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 20, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 7, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the formation of a holding company which became effective on January 7, 2026, each share of Class A Common Stock of Permian Resources Corporation (Old PR) was deemed to represent one (1) share of Class A Common Stock of Permian Resources Corporation (New PR) on a share for share basis. This Form 25 is being filed only for the removal from listing on the NYSE of the Class A Common Stock of Permian Resources Corporation (Old PR) and not a termination of the registration of the Class A Common Stock of Permian Resources Corporation (New PR) under Section 12(b) of the Exchange Act.